Exhibit 99

P R E S S R E L E A S E

RELEASE DATE:	CONTACT:

October 16, 2012	CHARLES P. EVANOSKI
GROUP SENIOR VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(724) 758-5584

FOR IMMEDIATE RELEASE

ESB FINANCIAL CORPORATION ANNOUNCES
THIRD QUARTER EARNINGS

Ellwood City, Pennsylvania, October 16, 2012 – ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, today announced earnings for the quarter ended September 30, 2012 of $0.27 per diluted share on net income of $3.9 million as compared to earnings of $0.27 per diluted share on net income of $4.0 million for the quarter ended September 30, 2011. The Company’s annualized return on average assets and average equity were 0.80% and 8.15%, respectively, for the quarter ended September 30, 2012, compared to 0.80% and 8.59%, respectively, for the quarter ended September 30, 2011.

For the nine month period ended September 30, 2012, the Company realized earnings of $0.79 per diluted share on net income of $11.4 million compared to earnings of $0.82 per diluted share on net income of $11.9 million for the same period in the prior year, a 3.7% decrease in net income per diluted share.  The Company’s annualized return on average assets and average equity were 0.77% and 8.05%, respectively, for the nine month period ended September 30, 2012, compared to 0.82% and 8.99%, respectively, for the nine months ended September 30, 2011.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, “Senior management and I continue to strive to manage the Company’s net interest margin during this historic low interest rate environment. Although our net interest margin has decreased slightly in 2012, when compared to 2011, we are encouraged that it remains in line with our expectations given this difficult interest rate environment. Our deposits have grown $36.9 million, or 3.2%, since December 2011. This growth in deposits has allowed us to decrease our wholesale borrowings and manage our cost of funds.”  Ms. Zuschlag continued by stating, “The Board of Directors, senior management and I will continue to strive to pursue growth opportunities that will provide a sound investment return to our shareholders.”

Press Release

October 16, 2012

Consolidated net income decreased $30,000, or 0.8%, to $3.9 million for the quarter ended September 30, 2012, compared to $4.0 million for the same period in the prior year.  This decrease was primarily the result of a decrease in net interest income of $319,000 and increases in the provision for loan losses and non-interest expense of $50,000 and $545,000, respectively, partially offset by an increase in non-interest income of $439,000 and decreases in the provision for income taxes and the net income attributable to the noncontrolling interest of $217,000 and $228,000, respectively.  The decrease in net interest income for the quarter ended September 30, 2012 was the result of a decrease in interest income of $1.9 million, partially offset by a decrease in interest expense of $1.6 million.

Consolidated net income for the nine month period ended September 30, 2012, as compared to the nine month period ended September 30, 2011, decreased $509,000, or 4.3%, to $11.4 million from $11.9 million. This decrease was primarily the result of a decrease in net interest income of $350,000 and increases in the provision for loan losses and non-interest expense of $50,000 and $1.6 million, respectively, partially offset by an increase in non-interest income of $533,000 and decreases in the provision for income taxes and the net income attributable to the noncontrolling interest of $629,000 and $282,000, respectively.  The decrease in net interest income for the nine months ended September 30, 2012 was the result of a decrease in interest income of $4.6 million, partially offset by a decrease in interest expense of $4.2 million.

Non-interest income for the quarter ended September 30, 2012 increased $439,000, or 36.6%, as a result of a write-down of the fair market value of the Company’s interest rate caps of approximately $138,000, compared to $1.0 million during the quarter ended September 30, 2011. Additionally, the Company did not incur impairment losses on securities during the current quarter as compared to $83,000 during the quarter ended September 30, 2011.

Non-interest income for the nine month period ended September 30, 2012 increased $533,000, or 12.2%, as a result of a write-down of the fair market value of the Company’s interest rate caps of approximately $538,000, compared to $1.9 million for the nine months ended September 30, 2011, as well as by impairment losses on securities of $31,000 compared to $83,000 during the nine months ended September 30, 2011.

The Company’s total assets decreased by $539,000, or 0.03%, during the period to $1.96 billion at September 30, 2012. This decrease resulted primarily from decreases to cash and cash equivalents, accrued interest receivable, Federal Home Loan Bank stock,  premises and equipment, real estate acquired for foreclosure, real estate held for investment, intangible assets, bank owned life insurance and prepaid expenses and other assets of $20.1 million, or 51.8%, $946,000, or 10.3%, $3.9 million, or 18.4%, $349,000, or 2.3%, $1.1 million, or 27.8%, $2.7 million, or 17.9%, $197,000, or 35.6%, $938,000, or 3.1% and $1.0 million, or 12.5%.  These decreases were partially offset by increases in securities available for sale, loans receivable and securities receivable of $6.5 million, or 0.6%, $23.0 million, or 3.6%, and $1.2 million or 107.3%, respectively.   Total non-performing assets increased to $18.6 million at September 30, 2012 compared to $17.3 million at December 31, 2011 and non-performing assets to total assets were 0.95% at September 30, 2012 compared to 0.88% at December 31, 2011. The increase in non-performing assets of approximately $1.3 million was primarily the result of increases in nonperforming loans, repossessed vehicles and troubled debt restructuring of $1.5 million, $51,000 and $791,000, respectively, partially offset by a decrease in real estate owned of $1.1 million. The Company’s total liabilities decreased $17.6 million, or 1.0%, to $1.77 billion at September 30, 2012 from $1.79 billion at December 31, 2011. This decrease resulted primarily from decreases to borrowed funds, advance payments by borrowers for taxes and insurance and accounts payable for land development of $62.2 million, or 10.3%, $1.2 million, or 47.2%, and $516,000, or 19.6%, respectively.  These decreases were partially offset by increases in deposits and accrued expenses and other liabilities of $37.0 million, or 3.2%, and $9.3 million, or 54.3%, respectively.   Total stockholders’ equity increased $17.1 million, or 9.5%, to $196.2 million at September 30, 2012 from $179.1 million at December 31, 2011. The increase to stockholders’ equity was primarily the result of increases in retained earnings and accumulated other comprehensive income of $6.8 million, or 8.5%, and $8.6 million, or 41.3%, respectively. Average stockholders’ equity to average assets was 9.52%, and book value per share was $13.45 at September 30, 2012 compared to 9.08% and $12.34, respectively, at December 31, 2011.

Press Release

October 16, 2012

ESB Financial Corporation is the parent holding company of ESB Bank and offers a wide variety of financial products and services through 25 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of the Company is traded on The Nasdaq Stock Market under the symbol “ESBF”. We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission.  Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company.  Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.

Press Release

October 16, 2012

ESB FINANCIAL CORPORATION AND SUBSIDIARIES
Financial Highlights
(Dollars in Thousands - Except Per Share Amounts)
(unaudited)

OPERATIONS DATA:
	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011

Interest income	$17,943	$19,817	$55,403	$59,971
Interest expense	7,168	8,723	22,622	26,840

Net interest income	10,775	11,094	32,781	33,131
Provision for loan losses	350	300	850	800
Net interest income after provision for
loan losses	10,425	10,794	31,931	32,331
Noninterest income	1,637	1,198	4,898	4,365
Noninterest expense	7,248	6,703	22,461	20,908
Income before provision
for income taxes	4,814	5,289	14,368	15,788
Provision for income taxes	793	1,010	2,437	3,066

Net income	4,021	4,279	11,931	12,722
Less: Net income attributable to noncontrolling interest	87	315	531	813
Net income attributable to ESB Financial Corporation	$3,934	$3,964	$11,400	$11,909

Net income per share:
Basic	$0.27	$0.27	$0.80	$0.82
Diluted	$0.27	$0.27	$0.79	$0.82

Net interest margin	2.61%	2.67%	2.62%	2.68%
Annualized return on average assets	0.80%	0.80%	0.77%	0.82%
Annualized return on average equity	8.15%	8.59%	8.05%	8.99%

FINANCIAL CONDITION DATA:
			As of:
			09/30/12	12/31/11

Total assets			$1,964,252	$1,964,791
Cash and cash equivalents			18,726	38,848
Total investment securities			1,136,615	1,130,116
Loans receivable, net			671,936	648,921
Customer deposits			1,193,383	1,156,410
Borrowed funds (includes subordinated debt)			544,724	606,960
Stockholders' equity			196,165	179,075
Book value per share			$13.45	$12.34

Average equity to average assets			9.52%	9.08%
Allowance for loan losses to loans receivable			0.95%	0.98%
Non-performing assets to total assets			0.95%	0.88%
Non-performing loans to total loans			2.26%	2.00%